                                                                  EXHIBIT  11.01

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                             (DEBTOR IN POSSESSION)
      COMPUTATION OF INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                              THREE MONTHS
                                                                                 ENDED
                                                                               MARCH 31,
                                                                     -------------------------------
                                                                         1997               1996
                                                                     ------------      -------------
                                                                               UNAUDITED)
COMPUTATION OF LOSS PER COMMON SHARE:
   Net loss ...................................................      $       (276)     $       (572)
   Dividend requirement on $2.4375 preferred stock ............                              (2,534)
                                                                     ------------      ------------
   Net loss applicable to common stock ........................      $       (276)     $     (3,106)
                                                                     ============      ============

LOSS PER COMMON SHARE--ASSUMING
NO AND FULL DILUTION:
   Net loss ...................................................      $      (0.01)     $      (0.05)
   Dividend requirement on $2.4375 preferred stock ............                               (0.20)
                                                                     ------------      ------------
   Net loss per common share ..................................      $      (0.01)     $      (0.25)
                                                                     ============      ============

COMPUTATION OF WEIGHTED AVERAGE COMMON SHARES--
  PRIMARY AND FULLY DILUTED:
   Weighted average number of common shares outstanding .......        21,227,963        12,306,490
   Common shares issuable for warrants and under incentive
      stock option plan .......................................                             965,250
   Less shares assumed repurchased with proceeds ..............                            (599,658)
                                                                     ------------      ------------
                                                                       21,227,963        12,672,082
                                                                     ============      ============